EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129168) pertaining to the 2005 Performance Incentive Plan of NCI, Inc. of our report dated February 23, 2006, with respect to the consolidated financial statements and schedule of NCI, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/    ERNST & YOUNG LLP

McLean, VA

March 27, 2006